Exhibit 11
HMN Financial, Inc.
Computation of Earnings Per Common Share



                                 Three months ended       Nine months ended
                                       Sept. 30,              Sept. 30,
                                   2000        1999      2000         1999
                                 -------------------    --------------------
Weighted average number of
  common shares outstanding
  used in basic earnings
  per common share calculation   3,747,683  4,269,133   3,875,107   4,399,444
Net dilutive effect of:
 Options                           153,543    201,673     127,589     185,251
 Restricted stock awards             1,035     13,630       2,064      20,019
                                 ---------  ---------   ---------   ---------
Weighted average number of
  shares outstanding
  adjusted for effect of
  dilutive securities            3,902,261  4,484,436   4,004,760   4,604,714
                                 =========  =========   =========   =========
Income available to common
  shareholders                $  1,703,442  1,414,960   5,113,295   4,813,307
Basic earnings per common share      $0.45       0.35        1.32        1.09
Diluted earnings per common share    $0.44       0.33        1.28        1.05

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